Exhibit 99.2

Exhibit 99. 2 – JOINT FILERS’ NAMES AND ADDRESSES

WARBURG PINCUS PARTNERS, LLC

By: Warburg Pincus & Co., its Managing Member

By:	/s/ Scott A. Arenare	Date:	May 30, 2008
Name: Scott A. Arenare
Title: Partner

WARBURG PINCUS LLC

By:	/s/ Scott A. Arenare	Date:	May 30, 2008
Name: Scott A. Arenare
Title: Member

WARBURG PINCUS & CO.

By:	/s/ Scott A. Arenare	Date:	May 30, 2008
Name: Scott A. Arenare
Title: Partner